March 5, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We are in agreement with the statements of ForeverGreen Worldwide Corp, relating to the event described under Item 4.02 of Form 8-K dated March 5, 2020. We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC